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                                                                     EXHIBIT 5.2


                        [IRELL & MANELLA LLP LETTERHEAD]


                                August 22, 2000


     Re:  Registration Statement on Form S-3
          ----------------------------------

Dear Ladies and Gentlemen:

     We represent Computer Motion, Inc. (the "Company") in intellectual property matters. We have examined the form of Registration Statement on Form S-3 being filed by the Company, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,903,743 shares of the Company's common stock, $0.001 par value ("Common Stock") which consist of 1,308,852 shares to be issued to certain warrant holders upon exercise of their warrants and 594,891 issued to certain investors in a private placement on June 30, 2000. The shares of the Common Stock may be offered for resale from time to time by and for the account of the Selling Stockholders of the Company as named in the Registration Statement.

     We have reviewed a portion of the Registration Statement entitled "We Depend On Patents And Proprietary Technology To Protect Our Technology." We agree with the statements made in this Section of the Registration Statement.

     We consent to the use of this opinion as an Exhibit to the Registration Statement.

                                             Sincerely,

                                             /s/ BEN J. YORKS
                                                 -------------------
                                                 Ben J. Yorks

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